Exhibit 99.1

DESTINATION MATERNITY REPORTS SECOND QUARTER AND FIRST SIX MONTHS FISCAL 2016 RESULTS

•	Second quarter GAAP net loss improves 6.5% to $2.5 million compared to net loss of $2.7 million for the second quarter of fiscal 2015

•	Second quarter Adjusted EBITDA before other charges totals $3.3 million, up 31.1% compared to Adjusted EBITDA before other charges of $2.5 million for the second quarter of fiscal 2015

•	510 basis point gross margin improvement in second quarter

Moorestown, NJ, August 25, 2016 – Destination Maternity Corporation (NASDAQ: DEST), the world’s leading maternity apparel retailer, today announced financial results for the second quarter and first six months of fiscal 2016 ended July 30, 2016 compared to the second quarter and first six months of fiscal 2015 ended August 1, 2015.

Second Quarter Fiscal 2016 Selected Financial Results (13 weeks ended July 30, 2016)

•	Comparable sales decreased 2.7%, compared to a 2.0% increase for the second quarter of fiscal 2015;

•	Gross margin improved 510 basis points to 51.5%, up from 46.4% in the prior year quarter;

•	SG&A declined $5.0 million to $56.6 million, a decrease of 8.1% from the second quarter of fiscal 2015;

•	Operating loss improved 22.7% to $3.1 million compared to operating loss of $4.0 million for the second quarter of fiscal 2015. Operating loss in the 2015 second quarter included a one-time pretax cash benefit of $4.1 million ($2.5 million net of tax) from the termination of a store lease;

•	GAAP net loss improved 6.5% to $2.5 million, or $0.18 per diluted share, compared to net loss of $2.7 million, or $0.20 per diluted share, for the second quarter of fiscal 2015;

•	Adjusted net loss was $2.0 million, or $0.14 per diluted share, compared to adjusted net loss of $1.7 million, or $0.12 per share for the second quarter of fiscal 2015;

•	Adjusted EBITDA before other charges was $3.3 million compared to $2.5 million in the prior year quarter, which also included the lease termination cash benefit of $4.1 million referenced above.

Anthony M. Romano, Chief Executive Officer & President stated, “Our second quarter results reflect solid strides toward positioning our brands, business and operating platform for long term success and is encouraging to see as we continue executing on our focused strategy on improving our retail fundamentals. I am pleased to see progress against our strategy result in significant improvement in gross margin, a reduction in SG&A expense, increased adjusted EBITDA and continued optimization of our inventory. While our top line was impacted by reductions in leased department and licensed brand sales and high levels of clearance activity from last year, comparable sales improved sequentially from the first quarter with our focus on single-branded stores continuing to build momentum at A Pea in the Pod and Motherhood Maternity. During the quarter we began to fully utilize our new JDA software tool and are excited by the key insights and visibility we have gained to apply to future seasons. We have made great strides in implementing a best in class approach to specialty retail. From the basic operational issues such as switching to a retail fiscal calendar, to the more wide-sweeping changes such as the complete re-work of how we plan, allocate and distribute our product to our retail outlets, we are building a strong foundation to enable us to deliver significant and sustainable growth in fiscal 2017 and beyond.”

Second Quarter Fiscal 2016 Financial Results

•	Net sales were $106.5 million compared with $119.3 million for the comparable prior year quarter. The decrease was primarily driven by closure of Sears and Gordmans leased department locations, as well as reductions in Kohl’s sales given the planned exit in 2017, and by a decline in comparable sales.

•	Comparable sales decreased 2.7%, compared to a 2.0% increase for the second quarter of fiscal 2015.

•	Gross margin for the second quarter of fiscal 2016 was 51.5%, up 510 basis points over the comparable prior year quarter gross margin of 46.4%.

•	Selling, general and administrative expenses (“SG&A”) for the second quarter of fiscal 2016 decreased 8.1% to $56.6 million, compared to $61.6 million for the second quarter of fiscal 2015. As a percentage of net sales, SG&A deleveraged to 53.1% for the second quarter of fiscal 2016 compared to 51.7% for the second quarter of fiscal 2015.

•	The Company incurred store closing, asset impairment and asset disposal expense of $0.4 million for the second quarter of fiscal 2016, compared to income of $4.0 million for the second quarter of fiscal 2015. The 2015 period included a one-time pretax cash benefit of $4.1 million from the termination of a store lease.

•	Other charges during the second quarter of fiscal 2016 were $0.9 million, primarily related to management and organizational changes, as well as charges for a potential business combination, compared to $1.6 million in the second quarter of fiscal 2015, primarily for management and organizational changes and the Company’s facilities relocations.

•	Adjusted EBITDA before other charges was $3.3 million for the second quarter of fiscal 2016, compared to $2.5 million for the second quarter of fiscal 2015. Adjusted EBITDA before other charges is defined in the financial tables at the end of this press release.

•	GAAP net loss was $2.5 million, or $0.18 per diluted share, a decrease of 6.5% compared to net loss of $2.7 million, or $0.20 per diluted share, for the second quarter of fiscal 2015.

•	Adjusted net loss was $2.0 million, or $0.14 per diluted share, compared to adjusted net loss of $1.7 million, or $0.12 per diluted share, for the second quarter of fiscal 2015. For a reconciliation of GAAP to non-GAAP financial information refer to the financial tables at the end of this press release.

First Six Months of Fiscal 2016 Financial Results (26 weeks ended July 30, 2016)

•	Net sales were $231.0 million compared with $260.9 million for the six months ended August 1, 2015. The decrease in sales was primarily driven by closure of 575 Sears and Gordmans leased departments, a reduction in licensed brand sales and by a decline in comparable sales.

•	Comparable sales decreased 4.2%, which follows an increase of 0.2% for the six months ended August 1, 2015.

•	Gross margin increased 430 basis points to 52.9% compared to 48.6% for the six months ended August 1, 2015. The year-over-year increase in gross margin is driven by the Company’s tightened inventory management and a shift in business mix to higher margin sales.

•	SG&A for the first six months of fiscal 2016 declined $10.3 million to $115.4 million, or 50.0% of net sales, compared to $125.7 million, or 48.2% of net sales.

•	Store closing, asset impairment and asset disposal expense was $1.0 million, compared to income of $2.9 million for the six months ended August 1, 2015, which included the $4.1 million lease termination benefit.

•	Other charges during the first six months of fiscal 2016 were $1.5 million, primarily related to management and organizational changes, as well as charges for a potential business combination, compared to $3.4 million in the first six months of fiscal 2015, primarily for management and organizational changes and the Company’s facilities relocations.

•	Adjusted EBITDA before other charges was $16.5 million for the first half of fiscal 2016 compared to $14.5 million for the first half of fiscal 2015.

•	GAAP net income was $1.5 million, or $0.11 per diluted share, compared to net loss of $0.1 million, or $0.01 per diluted share, for the six months ended August 1, 2015.

•	Adjusted net income was $2.5 million, or $0.18 per diluted share, compared to adjusted net income of $2.0 million, or $0.15 per diluted share, for the six months ended August 1, 2015.

Other Second Quarter Fiscal 2016 Financial Information

•	Capital expenditures totaled $6.8 million primarily driven by investments in stores and investments to support key systems projects. Second quarter fiscal 2015 capital expenditures of $18.9 million were primarily driven by expenditures for new stores and the relocations of the Company’s headquarters and distribution facilities.

•	At July 30, 2016, inventory was $70.5 million, a decrease of approximately $3.1 million compared to $73.6 million at August 1, 2015. Overall unit inventory at the end of the second quarter was down 8% on a year-over-year basis.

Real Estate and Partnerships

As previously announced, the Company’s leased department relationship with Gordmans ended in the first quarter 2016, and the Company discontinued its Two Hearts® Maternity by Destination Maternity® line, ending its relationship with Sears® in June 2016. Additionally, the Company began to phase out production of its Oh Baby by Motherhood® line during fiscal 2016 after being informed that Kohl’s® has elected to scale back, and ultimately discontinue, its exclusive license with the Company for this line in early fiscal 2017. These actions will allow the Company to direct resources to the highest return opportunities and further optimize its footprint while reducing costs.

Capital Allocation

The Company remains focused on implementing key systems projects to have the tools needed to drive sustained profitable growth. To this end, in fiscal 2016 the Company will complete the implementation of a new best-in-class product allocation tool and will re-platform its e-commerce sites with a best-in-class enterprise cloud commerce solution.

Guidance for Fiscal 2016

The Company updated its financial guidance for fiscal 2016 as follows:

•	Continued sequential improvement in comparable sales through the year, resulting in slightly negative comparable sales for the full fiscal year;

•	Gross margin to increase approximately 250 to 350 basis points year-over-year, as inventory productivity initiatives continue to generate more profitable sales;

•	SG&A dollars will continue to decline, but will deleverage as a percent of sales on a full year basis;

•	Capital expenditures are projected to be in the $15 million to $17 million range, a reduction of $12 million to $14 million compared to last year. Excluding the prior year capital expenditures related to the relocation of our corporate headquarters and distribution center, current year projected capital expenditures are $3 million to $5 million below last year. Current year spend is primarily the result of modest store investments, as we optimize our real estate portfolio, as well as investments in systems. The investments in systems mostly relate to our new inventory management approach as well as our web replatform, and represent a measured and revenue-focused approach to capital expenditures that we will look to continue as we move forward;

•	The Company plans to open 10 new stores and close 30 to 35 stores during the fiscal year.

Retail Locations

The table below summarizes store opening and closing activity for the three and six months ended July 30, 2016 and August 1, 2015, as well as the Company’s total store, leased department and retail location count at the end of each fiscal period.

	Three Months Ended		Six Months Ended
	July 30,	August 1,	July 30,	August 1,
	2016	2015	2016	2015
Store Openings (1)	3	3	6	11
Store Closings (1)	7	8	16	23
Period End Retail Location Count (1)
Stores	526	552	526	552
Leased Department Locations	701	1,313	701	1,313

Total Retail Locations	1,227	1,865	1,227	1,865

1)	Excludes international franchised locations. As of July 30, 2016 Destination Maternity has 237 international franchised locations, including 21 standalone stores operated under one of the Company’s nameplates and 216 shop-in-shop locations.

Conference Call Information

As announced previously, the Company will hold a conference call today at 9:00 a.m. Eastern Time, regarding the Company’s second quarter fiscal 2016 financial results. Interested parties can participate in this conference call by dialing (800) 219-6970 in the United States and Canada or (574) 990-1028 outside of the United States and Canada. Please call ten minutes prior to 9:00 a.m. Eastern Time. The conference call (listen only) will also be available on the investor section of the Company’s website at http://investor.destinationmaternity.com. The passcode for the conference call is 63265659. In the event that you are unable to participate in the call, a replay will be available at 12:00 p.m. Eastern Time on Thursday, August 25, 2016 through 12:00 p.m. Eastern Time Thursday, September 1, 2016 by calling (855) 859-2056 in the United States and Canada or (404) 537-3406 outside of the United States and Canada. The passcode for the replay is 63265659.

About Destination Maternity

Destination Maternity Corporation is the world’s largest designer and retailer of maternity apparel. As of July 30, 2016 Destination Maternity operates 1,227 retail locations in the United States, Canada, Puerto Rico and England, including 526 stores, predominantly under the trade names Motherhood Maternity®, A Pea in the Pod® and Destination Maternity®, and 701 leased department locations. The Company also sells merchandise on the web primarily through its brand-specific websites, motherhood.com and apeainthepod.com, as well as through its destinationmaternity.com website. Destination Maternity has international store franchise and product supply relationships in the Middle East, South Korea, Mexico, Israel and India. As of July 30, 2016 Destination Maternity has 237 international franchised locations, including 21 standalone stores operated under one of the Company’s nameplates and 216 shop-in-shop locations.

Reconciliation of Non-GAAP Financial Measures

This press release and the accompanying financial tables contain non-GAAP financial measures within the meaning of the SEC’s Regulation G, including 1) adjusted net income (loss), 2) adjusted net income (loss) per share - diluted, 3) Adjusted EBITDA, 4) Adjusted EBITDA before other charges, 5) Adjusted EBITDA margin, and 6) Adjusted EBITDA margin before other charges. In the accompanying financial tables, the Company has provided reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures. The Company’s management believes that each of these non-GAAP financial measures provides useful information about the Company’s results of operations and/or financial position to both investors and management. Each non-GAAP financial measure is provided because management believes it is an important measure of financial performance used in the retail industry to measure operating results, to determine the value of companies within the industry and to define standards for borrowing from institutional lenders. The Company uses each of these non-GAAP financial measures as a measure of the performance of the Company. In addition, certain of the Company’s cash and equity incentive compensation plans are based on our level of achievement of Adjusted EBITDA before other charges, and our Term Loan provides for achievement of specified minimum levels of “Consolidated EBITDA,” which is substantially identical to our non-GAAP financial measure of Adjusted EBITDA before other charges (except that for purposes of the Term Loan, the amount of extraordinary, unusual or non-recurring items that may be excluded is limited as provided in the Term Loan). The Company provides these various non-GAAP financial measures to investors to assist them in performing their analysis of its historical operating results. Each of these non-GAAP financial measures reflects a measure of the Company’s operating results before consideration of certain charges and consequently, none of these measures should be construed as an alternative to net income (loss) or operating income (loss) as an indicator of the Company’s operating performance, as determined in accordance with generally accepted accounting principles. The Company may calculate each of these non-GAAP financial measures differently than other companies.

Forward-Looking Statements

The Company cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this press release or made from time to time by management of the Company, including those regarding earnings, net sales, comparable sales, other results of operations, liquidity and financial condition, and various business initiatives, involve risks and uncertainties, and are subject to change based on various important factors. The following factors, among others, in some cases have affected and in the future could affect the Company’s financial performance and actual results and could cause actual results to differ materially from those expressed or implied in any such forward-looking statements: the strength or weakness of the retail industry in general and of apparel purchases in particular, our ability to successfully manage our various business initiatives, our ability to successfully pursue, complete and manage any strategic transaction and related matters, adverse effects on the market price of our common stock and on our operating results because of a failure to complete any strategic transaction, failure to realize any benefits of any strategic transaction, the success of our international business and its expansion, our ability to successfully manage and retain our leased department and international franchise relationships and marketing partnerships, future sales trends in our various sales channels, unusual weather patterns, changes in consumer spending patterns, raw material price increases, overall economic conditions and other factors affecting consumer confidence, demographics and other macroeconomic factors that may impact the level of spending for apparel (such as fluctuations in pregnancy rates and birth rates), expense savings initiatives, our ability to anticipate and respond to fashion trends and consumer preferences, unanticipated fluctuations in our operating results, the impact of competition and fluctuations in the price, availability and quality of raw materials and contracted products, availability of suitable store locations, continued availability of capital and financing, our ability to hire, develop and retain senior management and sales associates, our ability to develop and source merchandise, our ability to receive production from foreign sources on a timely basis, our compliance with applicable financial and other covenants under our financing arrangements, potential debt prepayments, the trading liquidity of our common stock, changes in market interest rates, our compliance with certain tax incentive and abatement programs, war or acts of terrorism and other factors set forth in the Company’s periodic filings with the U.S. Securities and Exchange Commission (the “SEC”), or in materials incorporated therein by reference. Although it is believed that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct and persons reading this announcement are therefore cautioned not to place undue reliance on these forward-looking statements which speak only as at the date of this announcement. The Company assumes no obligation to update or revise the information contained in this announcement (whether as a result of new information, future events or otherwise), except as required by applicable law.

– Financial Tables to Follow –

CONTACT:	Allison Malkin
Melissa Calandruccio
ICR, Inc.
DestinationMaternityIR@icrinc.com
203-682-8225

DESTINATION MATERNITY CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands, except percentages and per share data)

(unaudited)

	Three Months Ended		Six Months Ended
	July 30,	August 1,	July 30,	August 1,
	2016	2015	2016	2015
Net sales	$106,529	$119,306	$230,959	$260,918
Cost of goods sold	51,699	63,998	108,857	134,207

Gross profit	54,830	55,308	122,102	126,711
Gross margin	51.5%	46.4%	52.9%	48.6%
Selling, general and administrative expenses (SG&A)	56,619	61,640	115,394	125,676
SG&A as a percentage of net sales	53.1%	51.7%	50.0%	48.2%
Store closing, asset impairment and asset disposal expenses (income)	442	(3,951)	1,048	(2,943)
Other charges	875	1,637	1,544	3,445

Operating income (loss)	(3,106)	(4,018)	4,116	533
Interest expense, net	973	344	1,625	773

Income (loss) before income taxes	(4,079)	(4,362)	2,491	(240)
Income tax (benefit) provision	(1,570)	(1,680)	959	(93)

Net income (loss)	$(2,509)	$(2,682)	$1,532	$(147)

Net income (loss) per share – Basic	$(0.18)	$(0.20)	$0.11	$(0.01)

Average shares outstanding – Basic	13,700	13,585	13,692	13,583

Net income (loss) per share – Diluted	$(0.18)	$(0.20)	$0.11	$(0.01)

Average shares outstanding – Diluted	13,700	13,585	13,697	13,583

Reconciliation of Net Income (Loss) to Adjusted Net Income (Loss):
Net income (loss), as reported	$(2,509)	$(2,682)	$1,532	$(147)
Add: other charges for management and organizational changes	223	523	671	1,324
Add: other charges for proposed business combination	652	—	873	—
Add: other charges for relocations	—	1,087	—	2,094
Add: other charges for fiscal year change	—	27	—	27
Less: income tax effect of other charges	(334)	(638)	(590)	(1,319)

Adjusted net income (loss)	$(1,968)	$(1,683)	$2,486	$1,979

Adjusted net income (loss) per share – diluted	$(0.14)	$(0.12)	$0.18	$0.15

DESTINATION MATERNITY CORPORATION AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	July 30, 2016	January 30, 2016
ASSETS
Current assets:
Cash and cash equivalents	$2,752	$2,116
Trade receivables, net	6,857	10,154
Inventories	70,528	72,509
Deferred income taxes	11,866	13,803
Prepaid expenses and other current assets	9,802	9,792

Total current assets	101,805	108,374
Property and equipment, net	89,793	92,673
Other assets	17,404	18,027

Total assets	$209,002	$219,074

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Line of credit borrowings	$1,700	$28,400
Current portion of long-term debt	5,897	2,897
Accounts payable	14,692	21,738
Accrued expenses and other current liabilities	32,161	39,488

Total current liabilities	54,450	92,523
Long-term debt	35,700	9,302
Deferred rent and other non-current liabilities	24,038	24,351

Total liabilities	114,188	126,176
Stockholders’ equity	94,814	92,898

Total liabilities and stockholders’ equity	$209,002	$219,074

Selected Consolidated Balance Sheet Data

(in thousands)

(unaudited)

	July 30,	January 30,	August 1
	2016	2016	2015
Cash and cash equivalents	$2,752	$2,116	$2,399
Inventories	70,528	72,509	73,551
Property and equipment, net	89,793	92,673	93,658
Line of credit borrowings	1,700	28,400	21,000
Total debt	43,297	40,599	34,378
Stockholders’ equity	94,814	92,898	101,839

DESTINATION MATERNITY CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Six Months Ended
	July 30,	August 1,
	2016	2015
Operating Activities
Net income (loss)	$1,532	$(147)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	8,927	8,139
Stock-based compensation expense	968	1,552
Loss on impairment of long-lived assets	733	1,054
Loss on disposal of assets	215	14
Grow NJ award benefit	1,833	—
Deferred income tax benefit	(75)	(18)
Amortization of deferred financing costs	139	100
Changes in assets and liabilities:
Decrease (increase) in:
Trade receivables	3,297	(1,082)
Inventories	1,981	2,208
Prepaid expenses and other current assets	(10)	3,048
Other non-current assets	(24)	130
Increase (decrease) in:
Accounts payable, accrued expenses and other current liabilities	(14,057)	(7,611)
Deferred rent and other non-current liabilities	(153)	(135)

Net cash provided by operating activities	5,306	7,252

Investing Activities
Capital expenditures	(6,800)	(18,884)
Proceeds from sale of property and equipment	2	21
Additions to intangible assets	(45)	(83)

Net cash used in investing activities	(6,843)	(18,946)

Financing Activities
Decrease in cash overdraft	(425)	(1,047)
(Decrease) increase in line of credit borrowings	(26,700)	21,000
Proceeds from long-term debt	32,000	—
Repayment of long-term debt	(1,436)	(1,622)
Deferred financing costs paid	(1,252)	(38)
Withholding taxes on stock-based compensation paid in connection with repurchase of common stock	(18)	(57)
Cash dividends paid	—	(5,531)
Proceeds from exercise of stock options	3	42

Net cash provided by financing activities	2,172	12,747

Effect of exchange rate changes on cash and cash equivalents	1	(3)

Net Increase in Cash and Cash Equivalents	636	1,050
Cash and Cash Equivalents, Beginning of Period	2,116	1,349

Cash and Cash Equivalents, End of Period	$2,752	$2,399

DESTINATION MATERNITY CORPORATION AND SUBSIDIARIES

Supplemental Financial Information

Reconciliation of Net [Income (Loss)] to Adjusted EBITDA(1)

and Adjusted EBITDA Before Other Charges,

and Operating Income (Loss) Margin to Adjusted EBITDA Margin

and Adjusted EBITDA Margin Before Other Charges

(in thousands, except percentages)

(unaudited)

	Three Months Ended		Six Months Ended
	July 30,	August 1,	July 30,	August 1,
	2016	2015	2016	2015
Net income (loss)	$(2,509)	$(2,682)	$1,532	$(147)
Add: income tax (benefit) provision	(1,570)	(1,680)	959	(93)
Add: interest expense, net	973	344	1,625	773

Operating income (loss)	(3,106)	(4,018)	4,116	533
Add: depreciation and amortization expense	4,541	4,129	8,927	8,139
Add: loss on impairment of long-lived assets	322	262	733	1,054
Add: loss (gain) on disposal of assets	113	(140)	215	14
Add: stock-based compensation expense	510	705	968	1,552

Adjusted EBITDA (1)	2,380	938	14,959	11,292
Add: other charges for management and organizational changes	223	523	671	1,324
Add: other charges for proposed business combination	652	—	873	—
Add: other charges for relocations (2)	—	994	—	1,861
Add: other charges for fiscal year change	—	27	—	27

Adjusted EBITDA before other charges	$3,255	$2,482	$16,503	$14,504

Net sales	$106,529	$119,306	$230,959	$260,918

Operating income (loss) margin (operating income (loss) as a percentage of net sales)	(2.9)%	(3.4)%	1.8%	0.2%
Adjusted EBITDA margin (adjusted EBITDA as a percentage of net sales)	2.2%	0.8%	6.5%	4.3%
Adjusted EBITDA margin before other charges (adjusted EBITDA before other charges as a percentage of net sales)	3.1%	2.1%	7.1%	5.6%

(1)	Adjusted EBITDA represents operating income (loss) before deduction for the following non-cash charges: (i) depreciation and amortization expense; (ii) loss on impairment of tangible and intangible assets; (iii) loss (gain) on disposal of assets; and (iv) stock-based compensation expense.
(2)	Other charges related to the Company’s relocations of its headquarters and distribution operations, excludes accelerated depreciation expense of $93 and $233 for the three and six months ended August 1, 2015, respectively.

#                    #                     #